EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of December 15, 2011 (the “Effective Date”), by and between IntraLinks Holdings, Inc., a Delaware corporation with its principal place of business at New York, New York (hereinafter referred to as the “Company”), and Ronald W. Hovsepian, residing in Holliston, Massachusetts (hereinafter referred to as “Executive”).

WHEREAS, the Company desires to employ Executive as President and Chief Executive Officer (the “CEO”), subject to the terms and conditions of this agreement (this “Agreement”).

NOW, THEREFORE, in consideration of the promises and covenants herein, the parties agree as follows:

1.           Employment

Executive accepts employment with the Company on the Effective Date in accordance with the terms and conditions of this Agreement.  Executive is and will be an employee at will, which means that either Executive or the Company may terminate the employment relationship at any time, with or without “Cause”, as defined below, or notice, subject to the provisions of Sections 5 and 6 of this Agreement.

2.           Duties

2.1         Executive shall, during the term of his employment with the Company, perform the duties of President and CEO as provided in the bylaws of the Company and shall perform such other duties as shall be specified and designated from time to time by the Company’s board of directors (the “Board of Directors”).  Executive shall devote his full business time and effort to the performance of his duties hereunder.  Notwithstanding the foregoing, Executive may (a) serve on the board of directors of ANN INC. (as chairman or otherwise) and one other non-Company board of directors (as chairman or otherwise), so long as such service is disclosed to, and has been approved by, the Board of Directors and does not materially interfere with Executive’s performance of his duties to the Company as provided in this Agreement, and (b) engage in or serve such civic, community, charitable, educational, religious or non-profit organizations and boards as he may select so long as such service does not materially interfere with Executive’s performance of his duties to the Company as provided in this Agreement.

2.2         Executive’s employment hereunder shall be subject to the rules and regulations of the Company involving the general conduct of business of the Company in force from time to time and applicable to senior executives of the Company.

2.3         The parties hereto understand and acknowledge that the Company’s headquarters are located in New York, NY.  Notwithstanding the foregoing, the Company agrees that Executive’s principal work location shall be at the Company’s offices located in Charlestown, MA (the “Executive’s Office Location”); provided that, the Executive may be required to travel to other locations in the ordinary course of business or as directed by the Board.

3.           Board Seat

As long as Executive is the Company’s CEO, Executive shall be entitled to a seat on the Board of Directors, subject to election by the Company’s shareholders.  Executive shall not be entitled to any additional compensation in his capacity as a director of the Company.  In addition, in the event this Agreement or Executive’s employment is terminated for any reason, Executive’s service as a member of the Board of Directors shall immediately, and without any additional action required, cease.

4.           Compensation

4.1         Salary.  The Company shall pay Executive an annualized salary of $475,000.00 (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives.  Executive’s performance and Annual Salary shall be reviewed annually in accordance with the Company’s policy and his Annual Salary may be adjusted upward (but not downward) in the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

4.2         Bonus.  Executive shall be eligible to receive an annual bonus (with a target “at plan” amount for the year 2012 equal to 100% of the amount of Annual Salary actually paid or accrued during the calendar year) (the “Target Bonus”), the criteria for, exact amount and award of said Target Bonus to be determined in the discretion of the Compensation Committee; provided that, the Company may award a bonus less than or in excess of the Target Bonus depending on the levels at which bonus plan targets are achieved.  Bonuses payable to Executive pursuant to this Section 4.2 shall be paid to Executive at the same time such bonuses are paid to the most senior executive officers of the Company, but in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned.  Executive shall be eligible to receive any such bonus if Executive is actively employed by the Company on the last day of the calendar year to which such bonus relates.

4.3         Equity Grant. Subject to approval by the Compensation Committee, Executive will be granted an option (the “Initial Option”) to purchase 1,300,000 shares of the Company’s common stock (“Common Stock”).  The exercise price per share of the Initial Option will be equal to the closing trading price of the Common Stock on the New York Stock Exchange on the date that the option is granted.  The Initial Option will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Equity Incentive Plan (the “Plan”), as described therein and the applicable stock option agreement.  Subject to Sections 6.3 and 6.4 below, vesting of the Initial Option will take place over 48 months, with 25% of all shares vesting on the one year anniversary of your start date, with the remaining shares vesting in equal installments of 6.25% of the total number of shares on the last day of each quarter thereafter over 12 quarters, subject to Executive’s continued service to the Company.  In addition, Executive will receive a grant of 500,000 shares of restricted stock with performance and service vesting.  The vesting conditions are set forth in Exhibit A, the terms of which are expressly incorporated herein by reference.  Executive shall also be eligible to receive additional grants of equity as determined by the Compensation Committee in its reasonable discretion.

4.4         Benefits.  Executive shall be eligible to participate in the Company’s employee benefits plans, subject to the terms and conditions of the applicable plan documents, and subject to the Company’s right to amend, terminate, increase costs and/or take other similar action with respect to any or all of its benefit plans, as with all other plans and programs of the Company.

4.5         Expenses.  The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the performance of Executive’s services under this Agreement, in accordance with the Company’s expense reimbursement policies in effect from time to time (including timely submission of proof of such expenses (including, in the case of reimbursements, proof of payment) in such form as the Company may require).  If an expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the following rules apply:  (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred in one tax year shall not affect the expenses eligible for reimbursement in any other tax year; and (iii) the right to reimbursement for expenses is not subject to liquidation or exchange for any other benefit.

4.6         Vacation.  Executive shall be entitled to 20 vacation days per full calendar year of his employment plus the number of sick/personal days as allowed pursuant to the terms of the Company’s paid time off policy in effect from time to time.

4.7         Delivery of Compensation.  In the event of Executive’s death, any accrued but unpaid payments by the Company hereunder shall be made to the executors or administrators of Executive’s estate against the delivery of such tax waivers, proper letters testamentary and other documents as the Company may reasonably request.

5.           Termination upon Death or Disability

This Agreement and the Executive’s employment shall terminate upon Executive’s death.  If Executive becomes disabled, the Company may terminate this Agreement and Executive’s employment by written notice to Executive.  For purposes hereof, “disability” shall be defined to mean Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of 180 consecutive days from the date of such disability as determined by an approved medical doctor selected by the mutual agreement of the parties hereto.  In the event that the parties hereto cannot agree on an approved medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall serve as the approved medical doctor hereunder.  Upon death or termination of employment by virtue of disability, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than (i) Annual Salary earned and accrued under this Agreement prior to the effective date of termination; (ii) earned, accrued and vested benefits and paid time off, subject to the terms of the plans applicable thereto; (iii) any earned but unpaid bonus; and (iv) reimbursement under this Agreement for expenses incurred prior to the effective date of termination.  This Agreement shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.

6.           Other Terminations of Employment and Change of Control

6.1         Termination for Cause.  The Company may terminate this Agreement and Executive’s employment hereunder for Cause by a vote of the Board of Directors at a meeting of the Board of Directors called and held for such purpose.  For purposes of this Agreement, “Cause” shall mean:  (i) conduct by Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Executive of any felony involving deceit, dishonesty or fraud, or any conduct by Executive that would reasonably be expected to result in material economic injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) willful and continued non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability); (iv) a breach by Executive of any of the provisions contained in Section 7 of this Agreement; (v) a material violation by Executive of the Company’s material written employment policies, where such violations results in material harm to the Company; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board of Directors to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; provided that, with respect to subsections (iii) and (v) above, Cause will only be deemed to occur after written notice to Executive describing in reasonably specific detail the events/actions giving rise to the Cause determination, and the failure by Executive to cure such events/actions giving rise to the Cause determination within thirty (30) days following such written notice.  Notwithstanding any other provision of this Agreement, if the Company terminates Executive’s employment in accordance with the terms of this Section 6.1 for Cause, Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than (w) Annual Salary earned and accrued under this Agreement prior to the effective date of termination; (x) earned, accrued and vested benefits and paid time off under this Agreement prior to the effective date of termination, subject to the terms of the plans applicable thereto (and any applicable laws and regulations); (y) any earned but unpaid bonus; and (z) reimbursement under this Agreement for expenses incurred prior to the effective date of termination.  This Agreement shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.

6.2         Termination by Executive Without Good Reason.  Notwithstanding any other provision of this Agreement, if Executive terminates this Agreement and his employment under this Section 6.2 without Good Reason (as hereinafter defined), Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than (i) Annual Salary earned and accrued under this Agreement prior to the effective date of termination; (ii) earned, accrued and vested benefits and paid time off under this Agreement prior to the effective date of termination, subject to the terms of the plans applicable thereto (and any applicable laws and/or regulations); (iii) any earned but unpaid bonus; and (iv) reimbursement under this Agreement for expenses incurred prior to the effective date of termination.  This Agreement shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.  Executive shall endeavor to provide 60 days’ prior written notice to the Company if he terminates his employment under this Section 6.2.

6.3         Termination by the Company Without Cause or By Executive For Good Reason.  The Company may terminate this Agreement and Executive’s employment at any time for any reason or Executive may terminate this Agreement and his employment for Good Reason.  If this Agreement and Executive’s employment with the Company is terminated pursuant to this Section 6.3, Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than:

(a)         Annual Salary earned and accrued under this Agreement prior to the effective date of termination and any earned but unpaid bonus;

(b)         an additional 24 months of Annual Salary at the rate in effect at termination payable in a lump sum, subject to applicable withholding taxes; and

(c)         an amount equal to the bonus that Executive would have received for the year of termination if Executive had remained employed throughout the calendar year, with such amount to be determined at the end of the calendar year based on the levels at which the bonus plan targets are achieved, multiplied by a fraction, the numerator of which being the number of calendar days Executive is employed in the calendar year of termination and the denominator of which being 365;

(d)         payment of the premiums for Executive’s group health insurance coverage pursuant to COBRA, if eligible and elected, for a period of 12 months, or until such sooner date that Executive begins employment with another employer; provided that after expiration of the relevant COBRA payment period above, the Company will allow Executive to continue such coverage at his own expense for the remainder of any COBRA continuation period pursuant to applicable law and Executive shall notify the Company immediately upon acceptance of employment with another employer;

(e)         accelerated vesting of Executive’s equity awards with service vesting through the next 12 months and, subject to the terms of the Plan, the post-termination exercise period for the Initial Option shall be 12 months from the date of termination of employment (or the expiration date, if earlier);

(f)         earned, accrued and vested benefits and paid time off under this Agreement prior to the effective date of termination, subject to the terms of the plans applicable thereto; and

(g)         reimbursement under this Agreement for expenses incurred prior to the effective date of termination.

The amounts due under Sections 6.3(b) and (c) shall not be paid or given unless Executive executes a customary agreement releasing all claims against the Company (in the form attached hereto as Exhibit B) (the “Release Agreement”) and the Release Agreement becomes enforceable and irrevocable within 60 days following the date on which the termination of Executive’s employment becomes effective.  The Annual Salary due under this Section 6.3(b) (the “Severance”) shall be paid in a single lump sum to the Executive on or about the 15th business day following the date the Release Agreement becomes enforceable and irrevocable, provided, however, that:  (x) if the 60 day period in which the Release Agreement is required to become effective and enforceable begins in one calendar year and ends in the following calendar year, the Severance shall be paid in the second calendar year; and (y) in all events, subject to the effectiveness of the Release Agreement, the Severance shall be paid prior to March 15 of the year following the year in which the termination of Executive’s employment becomes effective.  The pro-rated bonus due under Section 6.3(c) shall be paid to Executive at such time when the Company pays bonuses to its senior executives, but in no event earlier than the date provided in the preceding sentence.  The Company shall pay the premiums due under Section 6.3(d) each month for a period of twelve months at the time the Company normally pays the insurer of the Company’s group health insurer on behalf of its remaining employees.

For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in Executive’s responsibilities, authority or duties; (ii) a material diminution in the Annual Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material diminution or reduction in Executive’s Target Bonus eligibility; (iv) a change of more than 40 miles in Executive’s Office Location, without Executive’s prior written consent; or (iv) the material breach by the Company of this Agreement or any other written agreement between Executive and the Company.  “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Executive terminates his employment within 30 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

6.4         Change of Control.

(a)         In accordance with the Plan and the Company’s forms of equity award agreements for senior executives, in the event of a Sale Event (as defined in the Plan), Executive shall receive 100% accelerated vesting of any unvested shares on all equity awards with service vesting held by Executive, with such vesting to occur immediately prior to the closing of the Sale Event.  Any equity award with performance vesting will vest only if the performance condition is met at the time of the Sale Event.

(b)         If a Sale Event occurs and the Company, its subsidiaries or a successor entity, as the case may be, terminates this Agreement and the employment of Executive without Cause or Executive terminates this Agreement and his employment for Good Reason, within 12 months following such Sale Event, then Executive shall be entitled to receive: all of the payments and benefits provided under Section 6.3(a) through (g), except that in lieu of the payments due under Sections 6.3(b) and (c), Executive shall receive a payment equal to 2.5 times the sum of:  (x) the Annual Salary at the rate in effect at termination; and (y) the Target Bonus calculated as though all bonus “plan targets” have been met for the year in which the termination of Executive’s employment becomes effective (collectively, the “Change in Control Severance”).

(c)         The Change in Control Severance shall not be paid or given unless Executive executes the Release Agreement and the Release Agreement becomes enforceable and irrevocable within 60 days following the date on which the termination of Executive’s employment becomes effective.  The Change in Control Severance shall be paid in a single lump sum to Executive on or about the 15th business day following the date the Release Agreement becomes enforceable and irrevocable, provided, however, that:  (i) if the 60 day period in which the Release Agreement is required to become effective and enforceable begins in one calendar year and ends in the following calendar year, the Change in Control Severance shall be paid in the second calendar year; and (ii) in all events, subject to the effectiveness of the Release Agreement, the Change in Control Severance shall be paid prior to March 15 of the year following the year in which the termination of Executive’s employment becomes effective.  The Company shall pay the premiums due under Section 6.3(d) each month for a period of twelve months at the time the Company normally pays the insurer of the Company’s group health insurer on behalf of its remaining employees.

6.5         Additional Limitation.

(a)         Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)           If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.  In such event, the Severance Payments shall be reduced in the following order:  (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii)           Except in the circumstances set forth in (i), Executive shall be entitled to receive his full Severance Payments.

(b)         For the purposes of this Section 6.5, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)         The determination as to which of the alternative provisions of Section 6.5(a) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive.  For purposes of determining which of the alternative provisions of Section 6.5(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

7.           Covenants of Executive.

7.1         Non-Competition; Non-Solicitation.  As a material inducement to the Company to enter into this Agreement, Executive hereby expressly agrees to be bound by the following covenants, terms and conditions.  Executive hereby agrees that he will have access to trade secrets, proprietary and confidential information relating to the Company and its affiliates and their respective clients, including but not limited to, marketing data, financial information, client and prospect lists (including without limitation, computer- and web-based compilations (including but not limited to salesforce.com or other CRM system data) maintained by the Company or its affiliates or Executive), and details of programs and methods, potential and actual acquisitions, divestitures and joint ventures, pricing policies, strategies, terms of service, business and product plans, cost information and software, in each case of the Company, its affiliates and/or their respective clients.  Accordingly, Executive voluntarily enters into the following covenants to provide the Company with reasonable protection of those interests:

(a)         Executive agrees that during the term of his employment with the Company and for a period of one year thereafter, Executive shall not, alone or as an employee, officer, director, agent, shareholder (other than an owner of 2% or less of the outstanding shares of any publicly-traded company), consultant, partner, member, owner or in any other capacity, directly or indirectly:

(i)           engage in any Competitive Activity (as defined below) within or with respect to any location in the United States or abroad in which Executive performed or directed his services (including but not limited to sales and customer support calls, whether conducted in person, by telephone or online) at any time during the twelve month period immediately preceding the termination of Executive’s employment for any reason (the “Territories”), or assist any other person or organization in engaging in, or preparing to engage in, any Competitive Activity in such Territories;

(ii)           solicit or provide services to any Clients, as defined below, of the Company and/or any of its affiliates, on his own behalf or on behalf of any third party, in furtherance of any Competitive Activity.  For purposes of this Section 7, “Client” shall mean any then-current customer of the Company, former customer of the Company (who was a customer of the Company within the 12-month period immediately preceding the termination of Executive’s employment hereunder);

(iii)           encourage, participate in or solicit any employee or consultant of the Company and/or any affiliate to engage in Competitive Activity or to accept employment with any third party, whether or not engaged in Competitive Activity.  This subsection (iii) shall be limited to employees and consultants who: (A) are current employees or consultants; or (B) left the employment of the Company or whose provision of services to the Company terminated within the 12-month period prior to Executive’s termination of employment with the Company for any reason; and

(iv)           for purposes of this Agreement, “Competitive Activity” shall mean any offering, sale, licensing or provision by any entity of any software, application service or system, in direct competition with the Company’s offerings and including electronic or digital document repositories for inter-enterprise exchanges designed to facilitate transactional due diligence, mergers, acquisitions, divestitures, financings, investments, investor relations, research and development, clinical trials or other business processes for which the Company’s products or services are or have been used during the 12-month period preceding termination of Executive’s employment for any reason.

(b)         Executive agrees that the foregoing restrictions are reasonable and justified in light of: (i) the nature of the Company’s business and customers; (ii) the confidential and proprietary information to which Executive has had and will have exposure and access during the course of his employment with the Company; and (iii) the need for the adequate protection of the business and the goodwill of the Company.  In the event any restriction in this Section 7 is deemed to be invalid or unenforceable by any court of competent jurisdiction, Executive agrees to the reduction of said restriction to such period or scope that such court deems reasonable and enforceable.

(c)         Executive acknowledges and agrees that any breach of this Section 7 shall cause the Company immediate, substantial and irreparable harm and therefore, in the event of any such breach, Executive agrees that, without prejudice to any other remedies which may be available to the Company, and the Company shall have the right to seek specific performance and injunctive relief, without the need to post a bond or other security.

(d)         Without in any way limiting the provisions of this Section 7, Executive further acknowledges and agrees that the provisions of this Section 7 shall remain applicable in accordance with their terms after the date of termination of Executive’s employment, regardless of whether Executive’s termination or cessation of employment is voluntary or involuntary.

7.2         Confidential and Proprietary Information.  During and after the term of Executive’s employment with the Company, Executive covenants and agrees that he will not disclose to anyone without the Company’s prior written consent, any confidential materials, documents, records or other non-public information of any type whatsoever concerning or relating to the business and affairs of the Company which Executive may have acquired in the course of his employment hereunder, including but not limited to: (a) trade secrets of the Company; (b) lists of and/or information concerning current, former, and/or prospective customers or clients of the Company; and (c) information relating to methods of doing business (including information concerning operations, technology and systems) in use or contemplated use by the Company and not generally known among the Company’s competitors (the “Confidential Information”), except that Executive may use and disclose such Confidential Information (i) in the course of Executive’s employment with, and for the benefit of, the Company, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which Executive is a party with the Company, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such Confidential Information; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that is or becomes generally known to the public or trade without Executive’s violation of this Section 7.2, or (v) to Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 7.2 by Executive.

7.3         Rights and Remedies upon Breach.  Executive acknowledges and agrees that his breach of any provision of this Section 7 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages do not provide an adequate remedy.  Therefore, if Executive breaches or threatens to commit a breach of any Restrictive Covenant, the Company shall have the following rights and remedies (in accordance with applicable law and upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights an remedies shall be independent of the other and severally enforceable, and all of which right and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages):

(a)         to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having jurisdiction, including, without limitation, the right to seek an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants;

(b)         to require Executive to forfeit his right to receive the balance of any compensation due him which is not yet earned and accrued under this Agreement (whether it be in the form of Annual Salary, expenses or paid time off); and

In addition, without limiting the Company’s remedies for any breach by Executive of the Restrictive Covenants, except as required by law, if (i) the Company files a civil action against Executive based on his alleged breach of the Restrictive Covenants, and (ii) the Company obtains preliminary injunctive relief enjoining the Executive from breaching any of the Restrictive Covenants, or a court of competent jurisdiction issues a final judgment (not subject to appeal, which shall include any order or judgment that finally disposes of the action) that the Executive has breached any of the Restrictive Covenants, then the Executive shall promptly repay to the Company any such payments he previously received pursuant to Sections 6.3(b) and (c) above and the Company will have no obligation to pay any of the amounts that remain payable by the Company under Sections 6.3(b) and (c).  If, however, a court of competent jurisdiction either denies the Company’s motion, request or application for preliminary injunctive relief or issues a final judgment (not subject to appeal, which shall include any order or judgment that finally disposes of the action) that the Executive has not breached any of the Restrictive Covenants, then Executive shall not be obligated to repay, and the Company shall not be entitled to recoup, any of the payments made to the Executive pursuant to Sections 6.3(b) and (c).

7.4         Definition of the Company.  For this Section 7, the “Company” shall include all of the Company’s parents, subsidiaries, and affiliates and their respective successors and assigns, and “affiliate” shall mean any entity that, directly of indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Company.  As used in this Section 7.4, “control” shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of the management and policies of such entity, whether though the ownership of voting securities, by contract or otherwise.

8.           Section 409A of the Code.

(a)           The Severance and Change in Control Severance payable to Executive under Sections 6.3 and 6.4 of this Agreement are intended to be exempt from the coverage of Section 409A of the Code because the payments are made to Executive within the time periods set forth in Treas. Reg. §1.409A-1(a)(4).  To the extent that any payment or benefit due to Executive under this Agreement provides for the payment of non-qualified deferred compensation benefits in connection with a termination of the Executive’s employment (regardless of the reason for such termination), however, such termination of the Executive’s employment triggering payment of benefits under the terms of this Agreement must also constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before the Company shall make payment of such benefits.  To the extent that termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by him to the Company or any of its affiliates or successors at the time his employment terminates), any benefits payable under this Agreement that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 5(h)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay in payment of such benefits until such time as a separation from service occurs.

(b)           Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, Executive is also a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to Section 409A of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(c)           All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)           The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9.           Other Provisions

9.1         Severability.  Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement; and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects.  If it is determined by a court of competent jurisdiction that any provision of this Agreement, including, without limitation, any Restrictive Covenant, or any part thereof, is invalid or unenforceable, the remainder of the Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid provisions.  The parties hereto will substitute for the invalid or unenforceable provision a new, mutually acceptable, valid and enforceable provision of like economic effect.

9.2         Blue Penciling.  If any court determines that any covenant in this Agreement, including, without limitation, any Restrictive Covenant or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.3         Indemnification.  Executive shall be entitled to indemnification as provided in the Company’s certificate of incorporation and bylaws, to the fullest extent permitted under Delaware law.  In addition, the Company and Executive will execute the Company’s standard indemnification agreement for senior executive and/or directors.

9.4         Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered in person, by facsimile or electronic mail or by certified or registered mail, postage prepaid.  Any such notice given by certified or registered mail shall be deemed given five days after the date of deposit in the United States mails as follows:

(i)	If to the Company:

150 East 42nd Street, 8th Floor
New York, NY 10017

(ii)	If to Executive, to:

195 Underwood Street
Holliston, MA 01746

With a copy to:

James M. Nichols, Esq.
Mintz Levin, P.C.
One Financial Center
Boston, MA  02111

Any such person may by notice given in accordance with this Section to the other party designate another address or person for receipt by such person of notices hereunder.

9.5         Entire Agreement.  This Agreement, along with the exhibits attached hereto and the stock option agreement and restricted stock agreement referenced in Section 4.3 above, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way.

9.6         Waivers and Amendments.  This Agreement may be amended, superseded or canceled, and the terms hereof may be waived, only by a written instrument singed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise as any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

9.7         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

9.8         Venue.  The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Boston, Massachusetts, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.

9.9         Assignment.  This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive without the prior written consent of the Company; any purported assignment by Executive in violation hereof shall be null and void.  In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company shall assign this Agreement and its rights and obligations hereunder.

9.10       Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by applicable law.

9.11       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

9.12       Survival.  Anything in this Agreement to the contrary notwithstanding, to the extent applicable, Sections 1, 7 and 9 shall survive the termination of this Agreement for any reason.

9.13       Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.14       Legal Fees.  The Company shall reimburse the reasonable legal fees and expenses of Executive incurred in connection with the review and negotiation of this Agreement, not to exceed $15,000.

9.15       Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

9.16       Third-Party Agreements and Rights.  Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any previous employer or any other party.  In Executive’s work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any previous employment or other party.

9.17       Clawback.  The bonus payments and equity grants made to Executive under this Agreement shall be subject to and shall be deemed amended hereby to ensure compliance with a policy adopted by the Company in response to any statutory or regulatory mandate requiring the repayment of compensation paid to Executive, provided, however, that unless specifically required by such statute or regulation, such policy shall not be deemed to amend this Agreement to require diminution, reduction or repayment of any compensation paid, awarded or promised to Executive under this Agreement prior to the effective date of such statute, regulation, mandate or order, including without limitation any bonus payment or equity award.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

RONALD W. HOVSEPIAN	INTRALINKS HOLDINGS, INC.

/s/ Ronald W. Hovsepian	By:	/s/ David G. Curran
Date: December 15, 2011		David G. Curran
Executive Vice President,
Business and Legal Affairs
Date: December 15, 2011

Exhibit A

Capitalized terms that are not defined in this Exhibit A shall have the same meaning given to them in the Company’s 2010 Equity Incentive Plan (the “Plan”).

The award of 500,000 shares of restricted stock will be divided into four tranches of 125,000, each with performance and service vesting conditions.  The first tranche of 125,000 shares of restricted stock will meet the performance vesting condition if within five years from the grant date, the Common Stock attains the price of $15.00 for 20 consecutive trading days.  The second tranche of 125,000 shares of restricted stock will meet the performance vesting condition if within five years from the grant date, the Common Stock attains the price of $20.00 for 20 consecutive trading days.  The third tranche of 125,000 shares of restricted stock will meet the performance vesting condition if within five years from the grant date, the Common Stock attains the price of $25.00 for 20 consecutive trading days.  The fourth tranche of 125,000 shares of restricted stock will meet the performance vesting condition if within five years from the grant date, the Common Stock attains the price of $30.00 for 20 consecutive trading days.

Upon meeting the performance vesting condition, each tranche of shares of restricted stock will be subject to service vesting, with vesting of the shares to occur on a quarterly basis over four quarters, beginning on the date the performance vesting condition is met, subject to Executive’s continued service to the Company.  By means of illustration, if the stock price attains $15.00 and remains so for 20 consecutive business days on June 30, 2012, 31,250 shares of restricted stock will vest on September 30, 2012, and on the last day of each subsequent calendar quarter through June 30, 2013, assuming Executive remains employed by the Company through each such date.

Notwithstanding the foregoing in the event of a Sale Event (as defined in the Plan), if the Executive remains employed at the Company through the Sale Event, the shares of restricted stock will vest on the date of the Sale Event as to the number of shares of restricted stock whose performance vesting condition is at a price less than or equal to the Sale Price (as defined in the Plan).

In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or similar event , the stock prices set forth above shall be adjusted by the Administrator (as defined in the Plan) in a proportionate and equitable manner to reflect such event.

Exhibit B

Form of Release Agreement

[INTRALINKS HOLDINGS, INC. LETTERHEAD]

Mr. Ronald W. Hovsepian
195 Underwood Street
Holliston, MA  01746

Dear Ron:

This release agreement (“Agreement”) is tendered to you in accordance with the terms of your December 15, 2011 Employment Agreement (the “Employment Agreement”) and confirms the agreement that we have reached regarding your separation from employment with IntraLinks Holdings, Inc. and any of its related and affiliated entities (the “Company”).  The purpose of this Agreement is to establish mutually agreeable arrangements for amicably ending your employment relationship and to provide for an appropriate release of any claims by you.  As you know, execution of this Agreement also is a precondition to your eligibility for severance benefits under the Employment Agreement.

It is important that this Agreement be entered into with several understandings between you and the Company.  You are entering into this Agreement voluntarily.  You understand that you are giving up your right to bring all possible legal claims against the Company among others, including claims relating to your employment and separation from employment.

Neither the Company nor you want your employment relationship to end with a legal dispute.  You understand that by entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you or to any other person.  To the contrary, the Company’s willingness to enter into this Agreement demonstrates that it is continuing to deal with you fairly and in good faith.

With those understandings and in exchange for the promises set forth below, you and the Company agree as follows:

1.             Termination

You confirm and agree that your employment with the Company terminated effective ________________ (the “Termination Date”).  You also hereby resign from any and all positions, offices and directorships that you may hold with the Company and its affiliates as of the Termination Date.  To the extent that the Company has not already done so, the Company shall pay to you within ten days of the termination of your employment a lump-sum amount equal to the amounts due under Sections 6.3(a), (f) and (g) of the Employment Agreement through the Termination Date.

2.             Severance Benefit

On or about the 15th business day following the date this Agreement becomes enforceable and irrevocable, you will receive the severance package set forth in Section [6.3/6.4] of the Employment Agreement in accordance with the terms and conditions set forth therein.

3.             Release of Claims

You voluntarily and irrevocably release and discharge the Company, each related or affiliated entity, employee benefit plans, and the predecessors, successors, and assigns of each of them, and each of their respective current and former officers, directors, shareholders, employees, and agents (any and all of which are referred to as “Releasees”) generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts that relate in any manner to your employment with or services for the Company, known or unknown (“Claims”), which you have, claim to have, ever had, or ever claimed to have had against any of the Releasees through the date on which you execute this Agreement.  This general release of Claims includes, without implication of limitation, all Claims related to the compensation provided to you by the Company, your decision to resign from your employment, your termination from the Company, your resignation from directorships, offices and other positions with the Company, or your activities on behalf of the Company, including, without implication of limitation, any Claims of wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, tortious interference with advantageous relations, any intentional or negligent misrepresentation, and unlawful discrimination or deprivation of rights under the common law or any statute or constitutional provision (including, without implication of limitation, the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and Chapter 151B of the Massachusetts General Laws).  You also waive any Claim for reinstatement, damages of any nature, severance pay, attorney’s fees, or costs.

You agree that you will not hereafter pursue any Claim against any Releasee, by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your previous employment and you shall not seek reinstatement, damages of any nature, severance pay, attorney’s fees, or costs, provided, however, that nothing in this general release shall be construed to include a release of Claims that (a) arise from the Company’s obligations under this Agreement, the Employment Agreement, any equity award/grant agreements (of whatever name or kind), and any shareholder agreements between you and the Company, (b) relate to your status as a shareholder in the Company, (c) relate to the Company’s obligation to defend and indemnify you under the terms of your indemnification agreement with the Company, the Company’s certificate of incorporation and by-laws, Delaware law and any applicable directors and officers liability insurance policy, and (d) cannot be released as a matter of law.  You represent you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

4.             Confidential and Proprietary Information

You acknowledge your ongoing covenant under Section 7.2 of the Employment Agreement to preserve as confidential the Company’s Confidential Information as that term is defined by Section 7.2.  Your covenants under Section 7 of the Employment Agreement are incorporated herein by this reference.

5.             Return of Property

All documents, records, material and all copies of any of the foregoing pertaining to Confidential Information (as defined in Section 7.2 of the Employment Agreement), and all software, equipment, and other supplies, whether or not pertaining to Confidential Information, that have come into your possession or been produced by you in connection with your employment (“Property”) have been and remain the sole property of the Company and you confirm that you have returned to the Company all Property.  In no event should this provision be construed to require you to return to the Company any document or other materials concerning your remuneration and benefits during your employment with the Company.

6.             Litigation Cooperation

You agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that you were involved in or which you gained knowledge of during your employment with the Company.  Your full cooperation in connection with such claims or actions shall include, without implication of limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times designated by the Company.  You agree that you will not voluntarily disclose any information to any person or party that is adverse to the Company and that you will maintain the confidences and privileges of the Company.  The Company agrees to reimburse you for any reasonable out-of-pocket expenses that you incur in connection with such cooperation, subject to reasonable documentation.  The Company will try, in good faith, to exercise its rights under this Section so as not to unreasonably interfere with your ability to engage in gainful employment.

7.             Protective Covenants

You acknowledge and affirm the ongoing validity of the protective covenants set forth in Section 7 of the Employment Agreement which covenants are incorporated herein by this reference.  You acknowledge and affirm the Company’s right to seek injunctive relief as provided in Section 7 of the Employment Agreement to restrain any violations under Section 7 of the Employment Agreement.

8.             Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates, subsidiaries or current or former officers, directors, shareholders, employees or agents.    You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees’ activities or practices; provided, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC or the Massachusetts Commission Against Discrimination.  These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

The Company will instruct its officers and directors not to take any action or make any statement, orally or in writing, which disparages or criticizes you or that would harm your reputation.

9.             Notices, Acknowledgments and Other Terms

You are advised to consult with an attorney before signing this Agreement.

This Agreement and the Employment Agreement set forth the entire agreement between you and the Company, and all previous agreements, or promises between you and the Company relating to the subject matter of this Agreement and the Employment Agreement are superseded, null, and void, with the exception of any equity grant/award agreements (of whatever name or kind), shareholder agreements, and indemnification agreements between you and the Company, the terms of which remain in full force and effect.

You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for 21 days before executing it.  If not signed by you and returned to me so that I receive it by close of business on the day next following the foregoing period, this Agreement will be invalid.  In addition, if you breach any of the conditions of the Agreement within the 21-day period, the offer of this Agreement will be withdrawn and your execution of the Agreement will not be valid.  In the event that you execute and return this Agreement in less than the 21-day period you have been provided, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this letter agreement for the entire period.  The Company acknowledges that for a period of seven days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice that I actually receive before the end of such period, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period (the “Effective Date”).

By signing this Agreement, you acknowledge that you are doing so voluntarily.  You also acknowledge that you are not relying on any representations by me or any other representative of the Company concerning the meaning of any aspect of this Agreement.

This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.  The law of the State of New York will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement.  The jurisdiction and venue provisions set forth in Section 9.8 of the Employment Agreement will apply with respect to any dispute arising directly or indirectly out of this Agreement.  In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included.  This Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

If you agree to these terms, please sign and date below and return this Agreement to me within the time limitation set forth above.

Sincerely,

INTRALINKS HOLDINGS, INC.

By:	____________________________
Title:	____________________________
Accepted and agreed to:

Ronald W. Hovsepian	Date